Exhibit 5.3

July 2, 2010	24643-0006
United Maritime Group, LLC
United Maritime Group Finance Corp.
On behalf of the Opinion Parties (defined below)
601 S. Harbour Island Blvd., Suite 203
Tampa, Florida 33602
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special Florida counsel to United Maritime Group, LLC, a Florida limited liability company (“United Maritime”), and to U.S. United Ocean Services, LLC, a Florida limited liability company, UMG Towing, LLC, a Florida limited liability company, and U.S. United Barge Line, LLC, a Florida limited liability company (individually a “Subsidiary” and collectively the “Subsidiaries” and together with United Maritime, individually an “Opinion Party” and collectively the “Opinion Parties”), in connection with the filing, on the date hereof, of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering up to $200,000,000.00 aggregate principal amount of the Issuers’ (as hereinafter defined) 11 3/4% Senior Secured Notes Due 2015 (the “Exchange Notes”) offered in exchange for all of the outstanding 11 3/4% Senior Secured Notes due 2015 (the “Initial Notes”)(collectively, the “Transaction”). When used herein, the term “Issuers” shall mean, collectively, United Maritime and United Maritime Finance Corp., a Delaware corporation).
     In rendering this opinion, we have examined the following documents (collectively, the “Documents”):
I.	Indenture, dated December 22, 2009, by and among the Opinion Parties, certain of their affiliates and Wells Fargo Bank, National Association as Trustee, Security Trustee and Collateral Agent;

II.	the Articles of Organization of each of the Opinion Parties, certified by the Secretary of State of the State of Florida December 1, 2009 (the “Governing Documents”):

III.	a certificate of standing of the Secretary of State of the State of Florida with respect to the existence of each Opinion Party, each dated November 30, 2009 (the “Status
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Certificates”); and

IV.	Certificates, dated December 22, 2009, with attached resolutions, of the Opinion Parties (the “Certificates”).
     In examining the Documents, we have assumed:
     a. the genuineness of all signatures;
     b. the legal capacity of all natural persons;
     c. due existence and good standing of the member of United Maritime;
     d. each of the parties to the Documents, other than the Opinion Parties, is validly existing and in good standing under the laws of the jurisdictions governing its organization, and that each of the parties to the Documents has all entity power and authority required to carry on its business as now conducted and to execute, deliver and perform the Documents, and the execution, delivery and performance of the Documents, and the consummation of the Transaction does not violate the organizational documents, or any corporate or banking law pertinent to, or agreement or court order or judgment binding upon, each party thereto;
     e. the legality, validity, binding effect and enforceability as to each person other than the Opinion Parties of each document executed and delivered or to be executed and delivered and of each other act done or to be done by such person;
     f. the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies and all public records are accurate and complete;
     g. each certificate or other document issued by a public authority is accurate, complete and authentic as of the date of the Opinion, and all official public records (including their proper indexing and filing) are accurate and complete;
     h. there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or remedy contained in any of the Documents;
     i. the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any documents and certificates reviewed by us;
     j. all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which opining counsel is assuming responsibility are published or otherwise generally accessible in each case in a manner generally available to lawyers practicing in Tampa, Florida;
     k. there are no agreements or understandings among the parties that would modify the terms of the Documents or the respective rights or obligations of the parties to the Documents;
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     1. with respect to the Transaction and Documents, there has been no mutual mistake of fact and there exists no fraud or duress; and
     m. the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.
     As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations and warranties of the Opinion Parties contained in the Documents and in the other documents and on certificates from public officials and officers of the Opinion Parties. We have been authorized by the Opinion Parties to rely upon the Certificates of each Opinion Party, and we have in fact with your permission relied thereon, in rendering this opinion. We do not believe any information, including certificates or assumptions, that we are relying on in giving this opinion is false nor are we aware of any facts which, under the circumstances, would make such reliance unreasonable.
     Based on the foregoing, in reliance thereon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:
     1. The Indenture has been duly and validly authorized, executed and delivered by each of the Opinion Parties.
     2. The Exchange Notes have been duly authorized by United Maritime.
     3. The guarantees of the Exchange Notes pursuant to the Indenture have been duly authorized by the Subsidiaries.
     This opinion is solely for the information of the addressees hereof and is not to be quoted, in whole or in part, or otherwise referred to, nor is it to be filed with any government agency or any other person without our prior written consent, and no one other than the addressees are entitled to rely on this opinion. This opinion is given to you as of the date hereof and we assume no obligation and expressly disclaim any duty to advise you of any change or events which may hereafter be brought to our attention.
     Furthermore, in addition to the assumptions otherwise noted herein, the foregoing opinions are subject to the following exceptions and limitations:
     A. This opinion is rendered as of the date hereof and we undertake no obligation to advise you as to any change in the matters set forth herein after the date of this letter.
     B. We are not opining as to any securities laws, blue-sky law, zoning, land use or environmental laws. We have not been requested to review, and have not undertaken to review, Federal or state banking laws or regulations. We express no opinion with respect to any proposed transfer of the Initial Notes, Exchange Notes or Documents, the requirements therefor, or the application of any Federal or state laws applicable to the sale of any interest in any Notes or Documents except as expressly set forth herein. We express no opinion as to whether the interest received on the Initial Notes or Exchange Notes is exempt from income taxation.
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     C. This opinion is limited to the matters expressly stated and is rendered solely in connection with the Documents, unless otherwise expressly stated herein. No opinion is implied or may be inferred beyond the matters expressly stated.
     D. We have not reviewed, and express no opinion as to, any instrument or agreement (other than the Documents) referred to or incorporated by reference in the Documents except as expressly set forth in this opinion.
     E. We express no opinion as to any state or Federal tax laws.
     F. Our opinions herein regarding execution and delivery of Documents is based on our review of copies of executed signature pages for such Documents provided to us (electronically or otherwise); we did not physically witness the execution or delivery of any Documents.
     G. Our opinions expressed herein are limited to the laws of the State of Florida and the Federal law of the United States, and we express no opinion as to laws of any other jurisdiction. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. The information set forth herein is as of the date of this letter, and we take no responsibility for updating the contents of this letter unless separately requested to do so.
     H. This opinion is furnished solely for your benefit and the benefit of your assigns and participants in connection with the Documents and the Transaction and may not be relied on, furnished to, quoted, nor copies delivered to any other person without our prior written consent except that such copies may be delivered to your independent auditors in connection with their auditing procedures, and their attorneys for use in connection with their review of the Transaction, any governmental or regulatory agency or body requesting the same and any party requiring production of the same through appropriate legal process.
     I. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.
     We hereby consent to being named as counsel for the Opinion Parties in the Registration Statement and under the caption “Legal Matter” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration statement or any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Sincerely,
PHELPS DUNBAR LLP
BY: /s/ Phelps Dunbar LLP
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